Prospect Energy Corporation Makes Senior Secured Debt Investment in Iron Horse Coiled Tubing Inc.

NEW YORK, NY -- 04/24/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a $9.25 million senior secured debt investment in Iron Horse Coiled Tubing Inc. ("Iron Horse"), an oilfield services company based in Medicine Hat, Alberta.

Iron Horse is an energy services company that focuses on fracture stimulation for gas wells, including coalbed methane and other types of wells. Canadian coalbed methane is one of the largest unconventional natural gas opportunities in North America, characterized by long-lived, high drilling success rates and low operating costs. Iron Horse has a growing fleet of state-of-the-art coiled tubing rigs and ancillary equipment provided on an outsourced basis to larger oilfield service companies and gas production companies. The company currently has a multi-rig, multi-year contract with a major oilfield service company.

Prospect's investment is secured by equipment and other assets of Iron Horse. Prospect has also received equity in Iron Horse in conjunction with its debt investment, such equity which includes minimum preferred return requirements on Prospect's capital. Prospect has disbursed $6.25 million into Iron Horse, with the remaining $3 million to be disbursed during the next three months.

Iron Horse is led by Matt Bruins and Brendon Hamilton. Mr. Bruins previously helped to build a successful pipeline construction company in Alberta. Mr. Hamilton has prior operational experience from several oilfield services companies, including Calfrac Well Services and Technicoil Corporation.

"We are impressed with Prospect's responsiveness to our capital needs, and we look forward to growing the relationship with Prospect as we scale our company," said Bruins.

"The Iron Horse investment marks our first Canadian investment and our second oilfield services investment," said Eric Klaussmann, a senior investment professional with Prospect Capital Management. "We look forward to growing our portfolio in both thriving market segments."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702